Exhibit 3.12

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

MEMC Pasadena, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendments to the Certificate of Incorporation of said Corporation:

“RESOLVED FURTHER, that the Certificate of Incorporation of the Company is hereby amended to add a new Section IX, which provides as follows:

‘The Board of Directors shall have the power, without assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.’”

SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said MEMC Pasadena, Inc. has caused this certificate to be signed by Helene F. Hennelly, its Secretary, this 8th day of April, 1996.

MEMC Pasadena, Inc.

By:	/s/ Helene F. Hennelly
Helene F. Hennelly
Title:	Secretary